Exhibit 19.1

Policy Title:	Insider Trading Policy
Last Revised:	October 2023
Policy Owner:	Legal
Scope:	Applies to Chipotle Executive Officers, members of the Board of Directors and employees designated as “insiders”

Background
Federal law prohibits “insider trading,” which is the purchase or sale of securities by a person aware of material, nonpublic information, as well as the disclosure of material, nonpublic information by a person to someone else who then trades in securities based on that information (called “tipping”). These insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and U.S. Attorneys. Punishment for insider trading violations is severe and could result in significant fines and imprisonment. The federal securities laws impose potential liability on companies if they fail to take reasonable steps to prevent insider trading by their directors, executive officers and employees.
Scope
This Insider Trading Policy (this “Policy”) is intended to promote compliance with federal securities laws that prohibit persons who are aware of material, nonpublic information about a company from:
•trading in securities of that company; or
•providing material, nonpublic information to other persons who may trade on the basis of that information.
This Policy applies to you if you are:
•a member of Chipotle’s Board of Directors (a “Director”);
•an executive officer of Chipotle (an “Executive Officer”); or
•a Chipotle employee who has been notified that you are an “insider” because you regularly receive or have access to material, nonpublic information as part of your employment (“Other Financial Insider”).

This Policy also applies to transactions by your family members who reside with you, anyone else who lives in your household, and family members who do not live in your household but whose transactions in Chipotle securities are managed or directed by you, or subject to your influence or control. It also applies to any entities you control (including corporations, partnerships or trusts). This Policy will continue to apply to any Director, Executive Officer and Other Financial Insider whose employment or other relationship with the Company terminates for so long as he or she is aware of material, nonpublic information gained during the tenure of that employment or relationship.

This Policy covers all transactions in Chipotle securities, including Chipotle’s common stock or any other type of securities that Chipotle may issue (including preferred stock), as well as derivative securities that are not issued by Chipotle, such as exchange-traded put or call options or swaps relating to securities of Chipotle. It is also Chipotle’s policy that Chipotle will not engage in transactions in its own securities while aware of material nonpublic information relating to Chipotle or its securities.
Statement of Policy
It is Chipotle’s policy that if, and for so long as, you are aware of material, nonpublic information relating to Chipotle, you may not:
•trade, directly or indirectly, in any securities of Chipotle;
•recommend the purchase or sale of any securities of Chipotle to any other person; or
•disclose material, nonpublic information to persons within Chipotle whose jobs do not require them to have that information, or outside Chipotle to other persons, unless any such disclosure is made in accordance with Chipotle’s policies regarding the protection or authorized external disclosure of information regarding Chipotle.
In addition, it is Chipotle’s policy that if you learn of material, nonpublic information about a company with which Chipotle does business (including a vendor or consultant of Chipotle), you may not trade in that company’s securities until the information becomes public or is no longer material.

Information is considered “material” if a reasonable investor would consider it important in deciding whether to buy, hold or sell securities. Any information that could be expected to affect Chipotle’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. Information deemed material could relate to, among other things, financial results; a change in earnings or in forecasted earnings that is higher or lower than the forecast; company-wide sales trends or significant changes in comparable restaurant sales; launch or acquire a new business or close a business; a significant food safety concern; a potential data breach or other cyber security concerns; major litigation or regulatory actions; the gain or loss of a substantial supplier; and changes in senior management or a potential change in control of Chipotle. These examples are not intended to be exhaustive, but merely illustrative of the types of information that would be considered “material.”

Information is considered “nonpublic” if it has not been disclosed to the public and widely disseminated. Information generally is considered widely disseminated if it has been disclosed through a company press release issued on the Business Wire newswire service, published in a widely available newspaper, magazine or news website, or publicly disclosed in a document filed with the SEC that is available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to Chipotle’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information.
Trading Procedures
Chipotle has established certain procedures to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading and to avoid the appearance of any impropriety.
1. Pre-Clearance of Trades by Directors and Executive Officers. Directors and Executive Officers may not engage in any transaction in securities of Chipotle without first obtaining pre-clearance of the transaction from Chipotle’s legal department. This requirement applies to all proposed transactions, including, for example:
•purchases and sales in the open market, including selling shares from exercise of a stock only stock appreciation right (“SOSAR”),
•gifts, and
•fund switching or reallocation transactions into or out of Chipotle stock fund in Chipotle’s 401(k) Savings Plan (if the Plan contains a Chipotle stock fund).
Your request for pre-clearance should be submitted at least two (2) business days in advance of the proposed transaction to ensure there is adequate time for us to help you analyze the proposed transaction and comply with your obligations under the federal securities laws. When you request pre-clearance of a transaction, you should carefully consider whether you may be aware of any material, nonpublic information about Chipotle and should describe fully those circumstances. You may have information about Chipotle that the legal department or others involved in the pre-clearance process do not have, and receipt of pre-clearance will not insulate you from liability if you are aware of material, nonpublic information when you trade.

When you request pre-clearance, you also should indicate whether you have affected any other trades recently and should be prepared to report the proposed transaction on a Form 4 with our assistance. You also should be prepared to comply with SEC Rule 144 and file Form 144 at the time of any sale with the assistance of your broker.

2. Trading Procedures for Other Financial Insiders. Other Financial Insiders (who are not Directors or Executive Officers) are not required to pre-clear transactions with the legal department; however, you are still required to comply with this Policy and refrain from trading while you are aware of material, nonpublic information. In other words, you are held to the same standard as Directors and Executive Officers, even though you do not need to obtain pre-clearance. Before you effect any trade in Chipotle securities, you should carefully consider whether you are aware of any material, nonpublic information about Chipotle. If you would like assistance in evaluating whether the information of which you are aware is material or nonpublic, please contact Chipotle’s legal department.

3. Quarterly No-Trade Periods. To prevent the appearance of impropriety and minimize any concern that you might possess material, nonpublic information at the time of a transaction, Chipotle imposes a quarterly “No-Trade Period” at the end of every quarter. Each No-Trade Period –
•begins at the close of business on the 15th day of the last month of each quarter (i.e., March 15, June 15, September 15 and December 15), and
•ends at the start of trading on the second business day after financial results for the most recently completed quarter have been disclosed to the public (for example, if financial results are disclosed after close of trading on Tuesday, the no-trade period will end at the start of trading on Thursday).

Chipotle retains discretion to extend the No-Trade Period or impose it at an earlier date. We will notify all Directors, Executive Officers and Other Financial Insiders if the No-Trade Period begins or ends at a different time.
During a No-Trade Period, you may not trade, directly or indirectly, in Chipotle securities except as described below under “Transactions Exempt from this Policy.”

4. Event-Specific No-Trade Periods. From time to time, an event may occur that is material to Chipotle and is known by only some Directors, Executive Officers and/or employees. So long as the event remains material and nonpublic, you should not trade in securities of Chipotle. If that situation occurs, we will notify you that you should not trade in securities of Chipotle, but we may not disclose the reason for the restriction. The existence of an event-specific No-Trade Period will not be announced to Chipotle as a whole and you should not communicate the existence of the restriction to any other person or speculate about the reason for the restriction.

Transactions Exempt from this Policy
The transactions below involving Chipotle securities are exempt from this Policy; however, all Directors and Executive Officers still are required to obtain pre-clearance of the transaction. Even if a transaction is exempt from this Policy, it still may be subject to reporting under Section 16(a) of the Exchange Act.
1. Rule 10b5-1 Plans. Exchange Act Rule 10b5‑1 provides an affirmative defense from insider trading liability under the federal securities laws for purchases and sales of securities that are made pursuant to a written plan that meets the conditions contained in Rule 10b5-1 (such a plan, a “10b5‑1 Plan”). To comply with this Policy, a 10b5-1 Plan must meet all the following requirements:
(a) The 10b5-1 Plan (and any modification) must be approved by Chipotle’s legal department before signing, and the person implementing the 10b5-1 Plan (the “Covered Person”) should allow at least two business days for that approval before the Plan will become effective.
(b) The 10b5-1 Plan provides that no purchases or sales will be made under the Plan until the applicable “cooling off” period has expired, which is:
(i) Directors and Executive Officers: 90 days after adoption or modification of the 10b5-1 Plan (or, if later, two business days after Chipotle files its Form 10-Q/Form 10-K for the quarter in which the plan was adopted), but in no event later than 120 days after the Plan was adopted.
(ii) Other Financial Insiders: 30 days after adoption or modification of the 10b5-1 Plan.
(c) The 10b5-1 Plan (and any modification to an executed Plan) was executed in good faith at a time when the Covered Person was not subject to a No-Trade Period and was not in possession of material, non-public information about Chipotle. In addition, for a Director or Executive Officer, the 10b5-1 Plan must include a representation in the Plan certifying that, on the date of adoption of the Plan (or the date of modification of an executed Plan): (i) the Covered Person is not aware of any material, non-pubic information about Chipotle, and (ii) the Covered Person is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws.
(d) The 10b5-1 Plan (i) gives a third party discretionary authority to execute specified purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material, nonpublic information about Chipotle, (ii) explicitly specifies the security or securities to be traded, the number of securities to be traded and the prices at which and dates on which the securities are to be traded, and/or (iii) includes a formula specifying the information in clause (ii).
(e) If the 10b5-1 Plan is terminated, the Covered Person (i) must wait at least 14 days before executing a trade outside of the Plan (which trade must comply with this Policy), and (ii) cannot implement a new 10b5-1 Plan until at least 30 days after the date the prior 10b5-1

Plan was terminated (and the new 10b5-1 Plan must comply with these provisions, including the cooling off period).
(f) The Covered Person must act in good faith with respect to the 10b5-1 Plan for its duration.
(g) The Covered Person may not have more than one 10b5-1 Plan in effect at any time, unless the later-commencing 10b5-1 Plan does not authorize trading to begin until after all trades under the earlier-commencing 10b5-1 Plan are completed or expire and the other conditions of Rule 10b5-1 are satisfied.
(h) The Covered Person may have only one “single-trade” 10b5-1 Plan during any 12-month period (other than “sell-to-cover” plans, which instruct the broker to sell only such number of securities as is necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory equity award).

Chipotle will disclose in its Form 10-Q and/or Form 10-K the adoption, modification and/or termination of any 10b5-1 Plan adopted by its Directors or Executive Officers and the material terms of such Plan.

2. Employee Stock Purchase Plan. Executive Officers and Other Financial Insiders who are enrolled in Chipotle’s Employee Stock Purchase Plan (“ESPP”) are not subject to pre-clearance requirements and may purchase Chipotle common stock through the ESPP using periodic payroll deductions. However, Executive Officers and Other Financial Insiders may only (i) enroll in the ESPP, make elections regarding payroll deductions and make changes in their ESPP payroll deductions, and (ii) sell shares of Chipotle common stock purchased through the ESPP, outside a No-Trade Period. Sales of shares purchased through the ESPP also are subject to all other provisions of this Policy, including pre-clearance requirements.

3. Cash Exercise of a SOSAR but No Sale of Shares. Directors, Executive Officers and Other Financial Insiders may exercise Chipotle stock appreciation rights/SOSARs during a No-Trade Period, but only if he or she pays the exercise price in cash and does not sell any shares of common stock. Although the exercise of a stock appreciation right/SOSAR during a No-Trade Period is permissible, the sale of the Chipotle shares received from the exercise is not; therefore, a “broker-assisted cashless exercise” or any other type of exercise that results in the contemporaneous exercise and sale of shares from the exercise of the award is not permitted.

Other SEC Legal Restrictions and Obligations Imposed on Directors and Executive Officers
In addition to making it illegal for persons to trade in securities while in possession of material, nonpublic information, the federal securities laws impose other restrictions and obligations on Directors and Executive Officers (i.e., these do not apply to Other Financial Insiders).

1. Short Swing Profits. Under Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), all profit realized by you from any purchase and sale (or any sale and purchase) of Chipotle securities within a period of less than six months must be paid to Chipotle. For example, if you purchased Chipotle common stock on March 1 and then sell Chipotle common stock (whether it is the same shares you purchased on March 1 or other shares) on June 10, you will be liable for short swing profits, and the calculation of “profit” under the SEC rules may be more than you actually received from the transactions. Section 16(b) applies regardless of whether you actually were aware of material, nonpublic information at the time of the transaction. Therefore, from a practical standpoint, SEC rules prohibit you from buying and selling (or vice versa) Chipotle’s securities within a period of six months.

2. Reporting Transactions in Chipotle Common Stock. The reporting requirements of Section 16(a) of the Exchange Act are designed to disclose whether directors and officers of public companies have complied with Section 16(b). Section 16(a) requires you to file a report with the SEC initially disclosing the securities of Chipotle owned by you (Form 3) and thereafter to report promptly any changes in these holdings, including purchases, sales and gifts/charitable donations (Form 4). A Form 4 must be filed by the second day following the date of a transaction in Chipotle securities. Certain transactions exempt from the operation of Section 16(b) of the Exchange Act may be reported annually on Form 5. Chipotle will assist you in preparing and filing any Form 3, 4 or 5.

3. Short Sales. Short sales of securities of Chipotle (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore may be perceived as signaling to the market that the seller lacks confidence in Chipotle’s prospects. Section 16(c) of the Exchange Act prohibits you from engaging in short sales.

4. Rule 144. All Company securities that you sell in the public market must be sold in accordance with the technical requirements of SEC Rule 144 (including the filing of a Form 144 with the SEC prior to or concurrently with the trade). A knowledgeable broker can assist you with the necessary Rule 144 paperwork; however, as discussed above, you should pre-clear with us any proposed sale of Chipotle’s securities to expedite the sale process, resolve any securities law issues and avoid any Rule 144 violations.

Other Legal Restrictions and Obligations Imposed by Chipotle
Chipotle has determined that there is a heightened legal risk or the appearance of improper or inappropriate conduct if its Directors, Executive Officers or Other Financial Insiders engage in certain types of transactions. It therefore is Chipotle’s policy that you may not engage in any of the following transactions:

1. Gifts/ Charitable Donations of Chipotle Shares During a No-Trade Period. Directors, Executive Officers and Other Financial Insiders may make gifts and charitable donations of Chipotle securities (regardless of type, including bona fide donations to non-profit organizations) only outside a No-Trade Period and while not in possession of material, nonpublic information.

2. Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that you are trading based on material, nonpublic information and focusing your attention on Chipotle’s short-term performance at the expense of Chipotle’s long-term objectives. Accordingly, you are prohibited from engaging in put options, call options, covered call options or other derivative securities in Chipotle common stock, on an exchange or in any other organized market.

3. Hedging Transactions. Hedging or monetization transactions can be accomplished through several possible mechanisms, including the use of financial instruments such as prepaid variable forward sale contracts, equity swaps, collars and exchange funds. Such hedging transactions may permit you to continue to own securities of Chipotle, but without the full risks and rewards of ownership. When this situation occurs, you may no longer have the same objectives as Chipotle’s other shareholders. Therefore, you are prohibited from engaging in any such hedging transactions.

4. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in securities of Chipotle, you are prohibited from holding securities of Chipotle in a margin account or otherwise pledging Chipotle’s securities as collateral for a loan.

Questions and Assistance
Contact Chipotle’s legal department – Helen Kaminski or Roger Theodoredis – with any questions about this Policy or its application.

Last Revised: October 2023
Chipotle Mexican Grill, Inc.
Insider Trading Policy

Acknowledgment

The undersigned hereby acknowledges that he/she has read, understands, and agrees to comply with Chipotle’s Insider Trading Policy.

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Printed Name

Date